Exhibit 1.1

Standby Equity Distribution Agreement

Standby Equity Distribution Agreement (this “Agreement”), dated as of July 21, 2003, between New Plan Excel Realty Trust, Inc., a Maryland corporation (the “Company”), and BNY CAPITAL MARKETS, INC., a registered broker-dealer organized under the laws of New York (“BNYCMI”).

W I T N E S S E T H:

WHEREAS, the Company has authorized and proposes to issue and sell in the manner contemplated by this Agreement Common Shares with an aggregate Sales Price of up to $50,000,000 upon the terms and subject to the conditions contained herein; and

WHEREAS, BNYCMI has been appointed by the Company as its agent to distribute the Common Shares and agrees to use its commercially reasonable efforts to distribute the Common Shares offered by the Company upon the terms and subject to the conditions contained herein.

NOW THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                                Certain Definitions.  For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following respective meanings:

“Actual Sold Amount” means the number of Issuance Shares that BNYCMI has sold during the Selling Period.

“Affiliate” of a Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first- mentioned Person.  The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Period” means the period commencing on the date of this Agreement and expiring on the earliest to occur of (x) the date on which BNYCMI shall have distributed Issuance Shares with an aggregate Sales Price equal to $50,000,000 pursuant to this Agreement, (y) the date this Agreement is terminated pursuant to Article VII and (z) the second anniversary of the date of this Agreement.

“Common Stock” shall mean the Company’s Common Stock, $0.01 par value per share.

“Common Shares” shall mean shares of the Company’s Common Stock issued or issuable pursuant to this Agreement.

“Effective Date” has the meaning set forth in Section 3.03.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Floor Price” means the minimum price set by the Company in the Issuance Notice, below which BNYCMI shall not sell Common Shares during the Selling Period, which may be adjusted by the Company at any time during the Selling Period.

“Issuance” means each occasion the Company elects to exercise its right to deliver an Issuance Notice requiring BNYCMI to use its commercially reasonable efforts to sell the Common Shares as specified in such Issuance Notice, subject to the terms and conditions of this Agreement.

“Issuance Amount” means the aggregate Sales Price of the Issuance Shares to be distributed by BNYCMI with respect to any Issuance, which may not exceed $10,000,000 without the prior written consent of BNYCMI, which may be withheld in its sole discretion.

“Issuance Date” means any Trading Day during the Commitment Period that an Issuance Notice is deemed delivered pursuant to Section 2.03(b) hereof.

“Issuance Notice” means a written notice to BNYCMI delivered in accordance with this Agreement in the form attached hereto as Exhibit A.

“Issuance Price” means the Sales Price less the Selling Commission.

“Issuance Shares” means all shares of Common Stock issued or issuable pursuant to an Issuance that has occurred or may occur in accordance with the terms and conditions of this Agreement.

“Material Adverse Effect” means a material adverse effect on the business, assets, operations, properties or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or any material adverse effect on the Company’s ability to consummate the transactions contemplated by, or to execute, deliver and perform its obligations under, this Agreement.

“Material Subsidiary” has the meaning set forth in Section 3.04.

“Maximum Program Amount” means Common Shares with an aggregate Sales Price of $50,000,000 (or, if less, the aggregate amount of Common Shares registered under the Registration Statement and permitted to be sold under Rule 415(a)(4) under the Securities Act).

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

“Principal Market” means the New York Stock Exchange, the Nasdaq National Market or the American Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

“Prospectus” has the meaning set forth in Section 3.01.

“Registration Statement” has the meaning set forth in Section 3.01.

“Sales Price” means the actual sale execution price of each Common Share sold by BNYCMI on the Principal Market hereunder.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Commission” means 1.0% of the Sales Price.

“Selling Period” means the period of one to twenty consecutive Trading Days (as determined by the Company in its sole discretion and specified in the applicable Issuance Notice) following the Trading Day on which an Issuance Notice is delivered or deemed to be delivered pursuant to Section 2.03(b) hereof.

“Settlement Date” means the later of (i) the Trading Day immediately following the last Trading Day of the Selling Period and (ii) the third Trading Day following the date on which sales of Issuance Shares are made.

“Trading Day” means any day which is a trading day on the Principal Market, other than a day on which trading is scheduled to close prior to its regular weekday closing time.

“Voting Stock” of any Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

ARTICLE II

DISTRIBUTION OF COMMON STOCK

Section 2.01                                Issuance.  (a)  Upon the terms and subject to the conditions of this Agreement, the Company may issue Common Shares through BNYCMI, and BNYCMI shall use its commercially reasonable efforts to distribute Common Shares, with an aggregate Sales Price of up to the Maximum Program Amount, based on and in accordance with such number of Issuances as the Company shall choose to deliver during the Commitment Period until the aggregate Sales Price of the Common Shares distributed under this Agreement equals the

Maximum Program Amount or this Agreement is otherwise terminated.  Subject to the foregoing and the other terms and conditions of this Agreement, upon the delivery of an Issuance Notice, and unless the sale of the Issuance Shares described therein has been suspended, cancelled or otherwise terminated in accordance with the terms of this Agreement, BNYCMI will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares up to the amount specified into the Principal Market, and otherwise in accordance with the terms of such Issuance Notice.  BNYCMI will provide written confirmation to the Company no later than the opening of the Trading Day next following the Trading Day on which it has made sales of Issuance Shares hereunder setting forth the Actual Sold Amount for such Trading Day and the Issuance Price payable to the Company in respect thereof.  BNYCMI shall sell Issuance Shares in the manner described in Section 2.01(b) herein.  The Company acknowledges and agrees that (i) there can be no assurance that BNYCMI will be successful in selling Issuance Shares and (ii) BNYCMI will incur no liability or obligation to the Company or any other person or entity if it does not sell Issuance Shares for any reason other than a failure by BNYCMI to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares as required under this Section 2.01 in the manner contemplated by paragraph (b) hereof.  In acting hereunder, BNYCMI will be acting as agent for the Company and not as principal.

(b)                                 Method of Offer and Sale.  The Common Shares may be offered and sold in an “at the market” offering as defined in Rule 415 of the Securities Act, including sales made directly on the Principal Market or sales made to or through a market maker or through an electronic communications network.

(c)                                  Issuances.  Upon the terms and subject to the conditions set forth herein, on any Trading Day as provided in Section 2.03(b) hereof during the Commitment Period on which the conditions set forth in Section 5.01 and 5.02 hereof have been satisfied, the Company may exercise an Issuance by the delivery of an Issuance Notice, executed by the Chief Executive Officer or Chief Financial Officer of the Company to BNYCMI.  The number of Issuance Shares that BNYCMI shall use its commercially reasonable efforts to distribute pursuant to such Issuance shall have an aggregate Sales Price equal to the Issuance Amount.  Each Issuance will be settled on the applicable Settlement Date following the Issuance Date.

(d)                                 Other Methods of Offer and Sale.  In addition to the manner of sale contemplated by Section 2.01(b), the Common Shares may be offered and sold by other methods, including privately negotiated transactions, provided the parties have expressly agreed thereto in writing.  Nothing in this Agreement shall be deemed to require BNYCMI to agree to any such additional methods of offer or sale, and BNYCMI may withhold its consent thereto in its sole discretion.

Section 2.02                                Effectiveness.  The effectiveness of this Agreement (the “Closing”) shall be deemed to take place concurrently with the execution and delivery of this Agreement by the parties hereto and the completion of the closing transactions set forth in the immediately following sentence.  At the Closing, the following closing transactions shall take place, each of which shall be deemed to occur simultaneously with the Closing: (i) the Company shall deliver to BNYCMI a certificate executed by the Secretary of the Company, signing in such capacity, dated the date of the Closing (A) certifying that attached thereto are true and complete copies of the resolutions duly adopted by the Board of Directors of the Company authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated thereby (including, without limitation, the reservation and issuance of the Common Stock pursuant to this Agreement), which authorization shall be in full force and effect on and as of the date of such certificate and (B) certifying and attesting to the office, incumbency, due authority and specimen signatures of each Person who executed the Agreement for or on behalf of the Company; (ii) the Company shall deliver to BNYCMI a certificate executed by the Chief Executive Officer, President or a Senior or Executive Vice President of the Company, signing in such capacity, dated the date of the Closing, confirming the representations and warranties of the Company contained in this Agreement are true and correct in all material respects; and that the Company has performed in all material respects all of it obligations hereunder to be performed on or prior to the Closing Date and as to the matters set forth in Section 5.01(a) hereof; (iii) Hogan & Hartson, L.L.P., counsel to the Company, shall deliver to BNYCMI an opinion, dated the date of the Closing and addressed to BNYCMI, substantially in the form of Exhibit B attached hereto; (iv) PricewaterhouseCoopers LLP shall deliver to BNYCMI a letter, dated the Closing Date, in form and substance satisfactory to BNYCMI;  and (v) the Company shall pay the expenses set forth in Sections 9.02(ii) and (iv) hereof by wire transfer to the account designated by BNYCMI in writing prior to the Closing.

Section 2.03                                Mechanics of Issuances.  (a)  Issuance Notice.  On any Trading Day during the Commitment Period, the Company may deliver an Issuance Notice to BNYCMI, subject to the satisfaction of the conditions set forth in Sections 5.01 and 5.02; provided, however, that (1) the Issuance Amount for each Issuance as designated by the Company in the applicable Issuance Notice shall in no event exceed $10,000,000 without the prior written consent of BNYCMI, which may be withheld in its sole discretion and (2) notwithstanding anything in this Agreement to the contrary, BNYCMI shall have no further obligations with respect to any Issuance Notice if and to the extent that the aggregate Sales Price of the Issuance Shares sold pursuant thereto, together with the aggregate Sales Price of the Common Shares previously sold under this Agreement, shall exceed the Maximum Program Amount.

(b)                                 Delivery of Issuance Notice.  An Issuance Notice shall be deemed delivered on the Trading Day that it is received by facsimile or otherwise (and the Company confirms such delivery by e-mail notice or by telephone (including voicemail message)) by BNYCMI.  No Issuance Notice may be delivered other than on a Trading Day during the Commitment Period.

(c)                                  Determination of Issuance Shares to Be Distributed.  The number of Issuance Shares to be distributed by BNYCMI with respect to any Issuance shall be the Actual Sold Amount during the Selling Period.

(d)                                 Floor Price.  BNYCMI shall not sell Common Shares below the Floor Price during any Selling Period and such Floor Price may be adjusted by the Company at any time during any Selling Period upon notice to BNYCMI and confirmation to the Company.

(e)                                  Trading Guidelines.  BNYCMI may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell Common Shares for its own account while this Agreement is in effect provided that no such purchase or sales shall take place while an Issuance Notice is in effect (except to the extent BNYCMI may engage in sales of Issuance

Shares purchased or deemed purchased from the Company as a “riskless principal” or in a similar capacity).

Section 2.04                                Settlements.  Subject to the provisions of Article V, on or before each Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Issuance Shares being sold by crediting BNYCMI or its designee’s account at the Depository Trust Company through its Deposit Withdrawal Agent Commission System, or by such other means of delivery as may be mutually agreed upon by the parties hereto and, concurrently with the receipt of such Issuance Shares, which in all cases shall be freely tradeable, transferable, registered shares in good deliverable form, BNYCMI will deliver the related Issuance Price in same day funds delivered to an account designated by the Company prior to the Settlement Date.  If the Company defaults in its obligation to deliver Issuance Shares on a Settlement Date, the Company agrees that it will (i) hold BNYCMI harmless against any loss, claim, damage, or expense (including, without limitation, penalties, interest and reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company, and (ii) pay to BNYCMI any Selling Commission to which it would otherwise have been entitled absent such default.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and agrees with, BNYCMI that as of the date hereof, as of the date of delivery of each Issuance Notice by the Company, as of each Settlement Date and as of any time that the Registration Statement or the Prospectus shall be amended or supplemented (each of the times referenced above is referred to herein as a “Representation Date”), except as may be disclosed in the Prospectus (including any documents incorporated by reference therein and any supplements thereto) on or before a Representation Date:

Section 3.01                                Registration.  The Company has filed with the Commission a registration statement on Form S-3 (Registration No. 333-105733), which registration statement, as amended, has been declared effective by the Commission for the registration of up to $1,000,000,000 aggregate amount of securities, including Common Stock, under the Securities Act, and the offering of a portion thereof from time to time pursuant to Rule 415 promulgated by the Commission under the Securities Act.  Such registration statement (and any further registration statements that may be filed by the Company for the purpose of registering additional Common Shares and in connection with which this Agreement is included or incorporated by reference), as amended, and the prospectus constituting a part of such registration statement together with the prospectus supplement relating to the Issuance Shares and any pricing supplement relating to a particular issuance of the Issuance Shares (each, an “Issuance Supplement”), including all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 12 of Form S-3 under the Securities Act, in each case, as from time to time amended or supplemented, are referred to herein as the “Registration Statement” and the “Prospectus,” respectively, except that if any revised prospectus is provided to BNYCMI by the Company for use in connection with the offering of the Common Stock that is not required to be filed by the Company pursuant to Rule 424(b) promulgated by the Commission under the Securities Act, the term “Prospectus” shall refer to such revised prospectus from and after the time it is first provided to BNYCMI for such use.  Promptly after the execution and delivery of this Agreement, the Company will prepare and file a prospectus supplement relating to the Issuance Shares pursuant to Rule 424(b) promulgated by the Commission under the Securities Act, as contemplated by Section 5.01(k) of this Agreement.  As used in this Agreement, the terms “amendment” or “supplement” when applied to the Registration Statement or the Prospectus shall be deemed to include the filing by the Company with the Commission of any document under the Exchange Act after the date hereof that is or is deemed to be incorporated therein by reference.

Section 3.02                                Incorporated Documents.  The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus (collectively, the “Incorporated Documents”), as of the date filed with the Commission under the Exchange Act, conformed and will conform in all material respects to the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of such documents contained or will contain at such time an untrue statement of a material fact or omitted or will omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 3.03                                The Registration Statement.  No stop order suspending the effectiveness of the Registration Statement has been issued and no proceeding for that purpose has been initiated or threatened by the Commission.  The Registration Statement, as of the Effective Date, conformed or will conform in all material respects to the requirements of the Securities Act, and the rules and regulations of the Commission promulgated thereunder and, as of the Effective Date, does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and the Prospectus, as of its original issue date, as of the date of any filing of an Issuance Supplement thereto pursuant to Rule 424(b) promulgated by the Commission under the Securities Act and as of the date of any other amendment or supplement thereto (each, an “Issue Date”), conforms or will conform in all material respects to the requirements of the Securities Act and the rules and regulations of the Commission promulgated thereunder and, as of such respective dates and each Representation Date, does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by BNYCMI expressly for use in the Prospectus and in the Prospectus Supplement.  As used herein, with respect to the Registration Statement, the term “Effective Date” means, as of a specified time, the later of (i) the date that the Registration Statement or the most recent post-effective amendment thereto was or is declared effective by the Commission under the Securities Act and (ii) the date that the Company’s Annual Report on Form 10-K for its most recently completed fiscal year is filed with the Commission under the Exchange Act.

Section 3.04                                Organizational Matters.  (a)  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland and has corporate power and authority to hold mortgages, to own and lease real property and to conduct its business as described in the Prospectus; and the Company is duly qualified and is in good standing in each jurisdiction in which its ownership of property or its conduct of business requires such qualification, except where the failure to so qualify and be in good standing would not have a Material Adverse Effect.

(b)  Each Material Subsidiary of the Company has been duly organized and is validly existing as a partnership, corporation, limited liability company or trust in good standing under the laws of its jurisdiction of organization, has all power and authority to hold mortgages, to own and lease and operate property and conduct its business as described in the Prospectus and is duly qualified or registered as a foreign partnership, corporation, limited liability company or trust to transact business and is in good standing in each jurisdiction in which such qualification is required, except where the failure to so qualify and be in good standing would not have a Material Adverse Effect; and all of the issued and outstanding equity interests of each Material Subsidiary have been duly authorized and validly issued and, in the case of corporations, are fully paid and non-assessable, and the interests owned by the Company as disclosed in the Prospectus are owned by the Company free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, except for security interests granted in the organizational documents of such Material Subsidiaries or in respect of indebtedness of the Company or any of its subsidiaries which are referred to in the Prospectus.  As used in this Agreement, the term “Material Subsidiary” means each subsidiary of the Company which is a significant subsidiary as defined in Rule 405 of Regulation C of the Securities Act regulations.

Section 3.05                                Accountants.  The accountants who certified the financial statement and any supporting schedules thereto included in the Registration Statement and the Prospectus are independent public accountants within the meaning of the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Section 3.06                                Financial Statements.  The financial statements of the Company and its subsidiaries included in the Registration Statement and the Prospectus, together with the related schedules and notes, as well as any financial statements, schedules and notes of any other entity or property included therein, present fairly in all material respects the financial position of the Company and its subsidiaries or such other entity or property, as the case may be, at the dates indicated and the statement of operations, stockholders’ equity and cash flows of the Company and its subsidiaries or such other entity or property, as the case may be, for the periods specified; such financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved; the supporting schedules, if any, included in the Registration Statement and the Prospectus present fairly in all material respects in accordance with generally accepted accounting principles the information required to be stated therein; the selected financial data and the summary financial information, if any, included in the Registration Statement and the Prospectus present fairly in all material respects the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement and the Prospectus; the statistical data included in the Registration Statement and the Prospectus are based on or derived from sources which the Company reasonably and in good faith believes are reliable and accurate, and such data agrees with the sources from which they are derived; and pro forma financial statements are not required in the Registration Statement or the Prospectus in accordance with Regulation S-X.

Section 3.07                                Authorization of the Agreement.  The Company has the requisite power and authority under its articles of incorporation (the “Charter”) and by-laws to enter into this Agreement, and this Agreement has been duly authorized, executed and delivered by the Company.

Section 3.08                                Capitalization.  The Company has an authorized capitalization as set forth in the Prospectus; all of the issued and outstanding shares of capital stock of the Company have been duly authorized, and are validly issued, fully paid and nonassessable; and the issuance of such capital stock was not subject to preemptive or other similar rights of any securityholder of the Company.  The Common Stock is currently listed on the New York Stock Exchange.  The Common Shares (in an amount up to the Maximum Program Amount) have been duly and validly authorized and have been duly reserved for issuance, and will remain available for issuance, pursuant to this Agreement.  When issued against payment therefor as provided in this Agreement, the Common Shares will be validly issued, fully paid and nonassessable, free and clear of all preemptive rights, claims, liens, charges, encumbrances and security interests of any nature whatsoever, other than any of the foregoing created by BNYCMI.  The Common Shares will conform to the description thereof contained in the Prospectus.  The issuance of the Common Shares pursuant to this Agreement is not subject to any preemptive rights.

Section 3.09                                Material Changes, Material Transactions or Distributions.  Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as may otherwise be stated therein, (1) there has been no material adverse change in the condition, financial or otherwise, or in the earnings, business or business prospects of the Company and its subsidiaries, considered as one enterprise, whether or not arising in the ordinary course of business, (2) there have been no transactions or acquisitions entered into by the Company or any of its subsidiaries other than those arising in the ordinary course of business, which are material with respect to the Company and its subsidiaries considered as one enterprise and (3) except for regular quarterly dividends on the Common Stock, Common Stock issued pursuant to the Company’s Dividend Reinvestment and Stock Purchase Plan, or dividends declared, paid or made in accordance with the terms of any series of preferred stock of the Company (the “Preferred Stock”), there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its Common Stock or Preferred Stock.

Section 3.10                                No Defaults.  The Company is not in violation of its Charter or its by-laws, and no Material Subsidiary of the Company is in violation of its charter or by-laws (or similar governing documents), and neither the Company nor any Material Subsidiary of the Company is in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease (other than as disclosed in the Prospectus) or other instrument to which the Company or any of its Material Subsidiaries is a party or by which it or any of them may be bound or to which any of the property or assets of the Company or any of its Material Subsidiaries is subject where the violation or default would reasonably be expected to result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein and the compliance by the Company with its obligations hereunder have been duly authorized by all necessary action of the Company and will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its

Material Subsidiaries pursuant to, any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any of its Material Subsidiaries is a party or by which it or any of them may be bound or to which any of the property or assets of the Company or any of its Material Subsidiaries is subject, nor will such action result in any violation of the provisions of the Charter or the by-laws of the Company or the charter or by-laws (or similar governing documents) of any Material Subsidiary of the Company or any law, administrative regulation or administrative or court order or decree applicable to the Company or any Material Subsidiary.

Section 3.11                                Regulatory Approvals.  No authorization, approval or consent of any court or governmental agency or body is required for the consummation by the Company of the transactions contemplated by this Agreement or in connection with the issuance and sale of the Common Shares hereunder, except such as have been obtained or rendered, as the case may be, or as may be required under state securities laws.

Section 3.12                                Legal Proceedings.  There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company (for purposes of this Agreement, such knowledge shall mean the actual knowledge of either an executive officer or director of the Company) threatened against or affecting the Company or any of its subsidiaries which is required to be disclosed in the Prospectus (other than as disclosed therein) or which would reasonably be expected to result in any Material Adverse Effect or which would reasonably be expected to materially and adversely affect the properties or assets of the Company and its subsidiaries considered as one enterprise or which might adversely affect the consummation of this Agreement, the issuance of the Common Shares or any transaction contemplated hereby; and all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective properties or assets is the subject which are not described in the Prospectus, including ordinary routine litigation incidental to the business, are, considered in the aggregate, not reasonably expected to result in a Material Adverse Effect.

Section 3.13                                Registered Shares.  Immediately after any sale of Common Shares by the Company hereunder, the aggregate amount of Common Shares that has been issued and sold by the Company hereunder will not exceed the aggregate amount of Common Shares registered under the Registration Statement and permitted to be sold under Rule 415(a)(4) under the Securities Act (in this regard, the Company acknowledges and agrees that BNYCMI shall have no responsibility for maintaining records with respect to the aggregate amount of Common Shares sold, or of otherwise monitoring the availability of Common Shares for sale, under the Registration Statement).

Section 3.14                                Contracts.  There are no contracts or documents of the Company or any of its subsidiaries which are required to be filed as exhibits to the Registration Statement by the Securities Act or the rules and regulations of the Commission promulgated thereunder that have not been filed.

Section 3.15                                Possession of Licenses and Permits.  The Company and its subsidiaries possess adequate certificates, authorities or permits issued by the appropriate state or federal regulatory agencies or bodies necessary to conduct the business now operated by them, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would be reasonably expected to result in a Material Adverse Effect.

Section 3.16                                Title to Property.  Each of the Company and its subsidiaries has good and indefeasible title in fee simple to all real property and interests in real property owned by it, in each case free and clear of all liens, encumbrances and defects except such as are described in the Prospectus or such as do not materially and adversely affect the conduct of the business, operations, financial condition or earnings of the Company and its subsidiaries considered as one enterprise; and, except as otherwise described in the Prospectus or as such do not materially and adversely affect the conduct of the business, operations, financial condition or earnings of the Company and its subsidiaries considered as one enterprise, any real property and buildings held under lease by the Company or any of its subsidiaries or leased by the Company or any of its subsidiaries to a third party are held or leased by the Company or any of its subsidiaries, as the case may be, under valid, binding and enforceable leases conforming to the description thereof set forth in the Prospectus (to the extent described therein), enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights or by general equity principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

Section 3.17                                Environmental Laws.  Except as set forth in the Registration Statement and the Prospectus, neither the Company nor any of its subsidiaries has knowledge of (a) the unlawful presence of any hazardous substances, hazardous materials, toxic substances or waste materials (collectively, “Hazardous Materials”) on any of the properties owned by the Company or any of such subsidiaries, as applicable, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials that have occurred or are presently occurring off such properties as a result of any construction on or operation and use of such properties which presence or occurrence would, in either case, have a Material Adverse Effect; and in connection with the construction on or operation and use of the properties owned by the Company or any of its subsidiaries, the Company represents that it has no knowledge of any failure to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials which failure would have a Material Adverse Effect.

Section 3.18                                Possession of Intellectual Property.  The Company and its respective subsidiaries own or possess, or can acquire on reasonable terms, the trademarks, service marks, trade names, or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and no such entity has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of such entities therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate, would result in a Material Adverse Effect.

Section 3.20                                Insurance.  Each of the Company and its subsidiaries maintains insurance, issued by insurers of recognized financial responsibility, of the types and with policies in such amounts and with such deductibles and covering such risks as management deems adequate, in its business judgment,  for their respective businesses.

Section 3.21                                Related Party Transactions.  No relationship, direct or indirect, exists between or among any of the Company or any Affiliate of the Company, on the one hand, and any director, officer, stockholder, customer or supplier of the Company or any Affiliate of the Company, on the other hand, which is required by the rules and regulations promulgated by the Commission under the Securities Act or the Exchange Act to be described in the Registration Statement or the Prospectus which is not so described or is not described as required; and there are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the executive officers or directors of the Company or any of their respective family members, except as disclosed in the Registration Statement and the Prospectus.

Section 3.22                                Officer’s Certificate.  Any certificate signed by any officer of the Company and delivered to BNYCMI or to counsel for BNYCMI in connection with an Issuance shall be deemed a representation and warranty by the Company to BNYCMI as to the matters covered thereby on the date of such certificate.

Section 3.23                                Finder’s Fees.  The Company has not incurred (directly or indirectly) nor will it incur, directly or indirectly, any liability for any broker’s, finder’s, financial advisor’s or other similar fee, charge or commission in connection with this Agreement or the transactions contemplated hereby.

Section 3.24                                Non-affiliated Market Capitalization.  As of the Effective Date, the aggregate market value of the voting stock held by non-affiliates of the Company (computed using the price at which the Common Stock was last sold as of a date within 60 days prior to such date) is $150 million or more.

Section 3.25                                Internal Controls.  The Company and its consolidated subsidiaries maintain a system of internal accounting and other controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) acquisition, disposition or other use of assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accounting for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.26                                Tax Compliance.  Each of the Company and its subsidiaries has filed all federal, state and local income tax returns which have been required to be filed and has paid all taxes required to be paid and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except, (A) in any case in which such tax, assessment, fine or penalty that is being contested in good faith, or for which an extension has been granted, (B) in any case in which such tax, assessment, fine or penalty is included in reserves in the financial statements of the Company included in the Registration Statement and the Prospectus and (C) in any case in which the failure to so file or pay would not have a Material Adverse Effect.

Section 3.27                                Investment Company Act.  The Company is not required to be registered under the Investment Company Act of 1940, as amended.

Section 3.28                                No Price Manipulation.  Neither the Company nor any of its subsidiaries, or any of their directors, officers or controlling persons, has taken or will take, directly or indirectly, any action designed to cause or result under the Exchange Act, or otherwise in, or which has constituted or which reasonably might be expected to constitute, the unlawful stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Shares.

Section 3.29                                Internal Revenue Code.  The Company qualifies as a real estate investment trust (“REIT”) pursuant to Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).

Section 3.30                                REIT Qualification of Predecessor Companies.  New Plan Realty Trust and Excel Realty Trust, Inc.(whose businesses were combined in a merger transaction on September 28, 1998 to form the Company) were organized and had operated in conformity with the requirements for qualification and taxation as REITs under the Code at all times throughout their respective existences.

ARTICLE IV

COVENANTS

The Company covenants and agrees during the term of this Agreement with BNYCMI as follows:

Section 4.01                                Registration Statement and Prospectus.  (i)  To make no amendment or supplement to the Registration Statement or the Prospectus after the date of delivery of an Issuance Notice and prior to the related Settlement Date that is reasonably disapproved by BNYCMI promptly after reasonable notice thereof; (ii) to prepare, with respect to any Common Shares to be sold pursuant to this Agreement, an Issuance Supplement with respect to such Common Shares in a form previously approved by BNYCMI and to file such Issuance Supplement pursuant to Rule 424(b) promulgated by the Commission under the Securities Act within the time period required thereby and to deliver such number of copies of each Issuance Supplement to each exchange or market on which such sales were effected as may be required by the rules or regulations of such exchange or market, in each case unless delivery and filing of such an Issuance Supplement is not required by applicable law or by the rules and regulations of the Commission; (iii) to make no amendment or supplement to the Registration Statement or the Prospectus (other than any document filed under the Exchange Act, unless BNYCMI so requests) at any time prior to having afforded BNYCMI a reasonable opportunity to review and comment thereon; (iv) to file within the time periods required by the Exchange Act all reports and any definitive proxy or information statements required to be filed by the Company with the

Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act for so long as the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction in connection with the offering or sale of the Common Shares, and during such same period to advise BNYCMI, promptly after the Company receives notice thereof, of the time when any amendment to the Registration Statement has been filed or has become effective or any supplement to the Prospectus or any amended Prospectus has been filed with the Commission, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus relating to the Common Shares, of the suspension of the qualification of the Common Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, of any request by the Commission for the amendment or supplement of the Registration Statement or the Prospectus or for additional information; and (v) in the event of the issuance of any such stop order or of any such order preventing or suspending the use of any such prospectus or suspending any such qualification, to make every reasonable effort to obtain its withdrawal;

Section 4.02                                Blue Sky.  Use its commercially reasonable efforts to cause the Common Shares to be listed on the New York Stock Exchange and promptly from time to time to take such action as BNYCMI may reasonably request to cooperate with BNYCMI in the qualification of the Common Shares for offering and sale under the blue sky or securities laws of such jurisdictions within the United States of America and its territories as BNYCMI may request and to use its commercially reasonable efforts to comply with such laws so as to permit the continuance of sales and dealings therein for as long as may be necessary to complete the distribution or sale of the Common Shares; provided, however, that in connection therewith the Company shall not be required to qualify as a foreign corporation, to file a general consent to service of process or to subject itself to taxation in respect of doing business in any jurisdiction;

Section 4.03                                Copies of Registration Statement and Prospectus.  To furnish BNYCMI with copies (which may be electronic copies) of the Registration Statement and each amendment thereto, and with copies of the Prospectus and each amendment or supplement thereto in the form in which it is filed with the Commission pursuant to the Securities Act or Rule 424(b) promulgated by the Commission under the Securities Act, both in such quantities as BNYCMI may reasonably request from time to time; and, if the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction at any time on or prior to the applicable Settlement Date for any Selling Period in connection with the offering or sale of the Common Shares and if at such time any event has occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it is necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify BNYCMI and request BNYCMI to suspend offers to sell Common Shares (and, if so notified, BNYCMI shall cease such offers as soon as practicable); and if the Company decides to amend or supplement the Registration Statement or the Prospectus as then amended or supplemented, to advise BNYCMI promptly by telephone (with confirmation in writing) and to prepare and cause to be filed promptly with the Commission and the Principal Market an amendment or supplement to the Registration Statement or the Prospectus as then amended or supplemented that will correct such statement or omission or effect such compliance; provided, however, that if during such same period BNYCMI is required to deliver a prospectus in respect of transactions in the Common Shares, the Company shall promptly prepare and file with the Commission and the Principal Market such an amendment or supplement;

Section 4.04                                Rule 158.  To make generally available to its holders of the Common Shares as soon as practicable, but in any event not later than eighteen months after the effective date of the Registration Statement (as defined in Rule 158(c) promulgated by the Commission under the Securities Act), an earnings statement of the Company and the Subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the rules and regulations of the Commission promulgated thereunder (including the option of the Company to file periodic reports in order to make generally available such earnings statement, to the extent that it is required to file such reports under Section 13 or Section 15(d) of the Exchange Act, pursuant to Rule 158 promulgated by the Commission under the Securities Act);

Section 4.05                                Information.  So long as any Common Shares are outstanding, to furnish to BNYCMI (in paper or electronic format) (i) copies of any reports or other communications (financial or other) furnished generally to stockholders which are not filed with the Commission via EDGAR, and deliver to BNYCMI (in paper or electronic format) promptly after they are available, (ii) copies of any financial statements or reports furnished to or filed with any national securities exchange on which any class of securities of the Company is listed and (iii) such additional publicly available information concerning the business and financial condition of the Company as BNYCMI may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its Subsidiaries are consolidated in reports furnished to its stockholders generally or to the Commission);

Section 4.06                                Representations and Warranties.  That each delivery of an Issuance Notice and each delivery of Common Shares on a Settlement Date shall be deemed to be (i) an affirmation to BNYCMI that the representations and warranties of the Company contained in or made pursuant to this Agreement are true and correct in all material respects as of the date of such Issuance Notice or of such Settlement Date, as the case may be, as though made at and as of each such date, except as may be disclosed in the Prospectus (including any documents incorporated by reference therein and any supplements thereto) or otherwise in writing by the Company to BNYCMI on or before such date of delivery or Settlement Date, as the case may be, and (ii) an undertaking that the Company will advise BNYCMI if any of such representations and warranties will not be true and correct in all material respects as of the Settlement Date for the Common Shares relating to such Issuance Notice, as though made at and as of each such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Common Shares);

Section 4.07                                Stand Off Agreement.  Without the written consent of BNYCMI, the Company will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any shares of Common Stock (other than the Common Shares offered pursuant to the provisions of this Agreement) or securities convertible into or exchangeable for Common Stock, warrants or any rights to purchase or acquire, Common Shares during the period beginning on the third (3rd) Trading Day immediately prior to the date on which any Issuance Notice is delivered to BNYCMI hereunder and ending on the third (3rd)

Trading Day immediately following the Settlement Date with respect to Common Shares sold pursuant to such Issuance Notice; provided, however, that such restriction will not be required in connection with the Company’s issuance or sale of (i)  shares of Common Stock or options to purchase shares of Common Stock, in either case pursuant to any employee or director stock option or benefit plan, stock purchase or ownership plan or dividend reinvestment plan (but not shares subject to a waiver to exceed plan limits in its stock purchase plan) of the Company, (ii) Common Stock issuable upon conversion of securities or the exercise of warrants, options or other rights disclosed in the Company’s Commission filings and (iii) Common Stock issuable as consideration in connection with acquisitions of business, assets or securities of other Persons including, without limitation, Common Stock issuable upon redemption of partnership units.  Except as expressly set forth in the immediately preceding sentence, nothing in this Agreement shall preclude the Company from issuing or selling shares of Common Stock in connection with any offering or otherwise, or from entering into an agreement with a third party to issue Common Stock, whether pursuant to another standby equity distribution agreement or otherwise, in each case, subject to compliance with applicable law, including, without limitation, the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder.

Section 4.08                                Market Activities.  The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Common Shares or (ii) sell, bid for or purchase the Common Shares, or pay anyone any compensation for soliciting purchases of the Common Shares other than BNYCMI.

Section 4.09                                Code Requirements.  The Company will use its commercially reasonable efforts to continue to meet the requirements to qualify as a “real estate investment trust” under the Code for the taxable year in which sales of Issuance Shares are to occur.

Section 4.10                                Use of Proceeds.  The Company will use the net proceeds received by it from the sale of the Common Shares in the manner specified in the Prospectus under “Use of Proceeds.”

ARTICLE V

CONDITIONS TO DELIVERY OF
ISSUANCE NOTICES AND TO SETTLEMENT

Section 5.01                                Conditions Precedent to the Right of the Company to Deliver an Issuance Notice and the Obligation of BNYCMI to Purchase Common Shares on the Settlement Date.  The right of the Company to deliver an Issuance Notice hereunder is subject to the satisfaction, on the date of delivery of such Issuance Notice, and the obligation of BNYCMI to purchase Common Shares on the applicable Settlement Date is subject to the satisfaction, on the Settlement Date, of each of the following conditions:

(a)                                  Effective Registration Statement.  The Registration Statement shall remain effective and sales of all of the Common Shares (including all of the Issuance Shares issued with respect to all prior Issuances and all of the Issuance Shares expected to be issued in connection with the Issuance specified by the current Issuance Notice) may be made by BNYCMI thereunder, and (i) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or Prospectus shall exist; (iii) all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of BNYCMI and (iv) no event specified in Section 4.03 hereof shall have occurred and be continuing without the Company amending or supplementing the Registration Statement or the Prospectus as provided in Section 4.03.

(b)                                 Accuracy of the Company’s Representations and Warranties.  The representations and warranties of the Company shall be true and correct in all material respects as of the Closing Date, as of the applicable date referred to in paragraph (m) below that is prior to such Issuance Date or Settlement Date, as the case may be, and as of such Issuance Date and Settlement Date as though made at such time.

(c)                                  Performance by the Company.  The Company shall have performed, satisfied and complied with in all material respects all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to such date.

(d)                                 No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement, and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement.

(e)                                  Material Adverse Changes.  Since the date of this Agreement, no event that had or is reasonably likely to have a Material Adverse Effect shall have occurred that has not been disclosed in the Registration Statement or the Prospectus (including the documents incorporated by reference therein and any supplements thereto).

(f)                                    No Suspension of Trading In or Delisting of Common Stock; Other Events.  The trading of the Common Stock (including without limitation the Issuance Shares) shall not have been suspended by the Commission, the Principal Market or the National Association of Securities Dealers, Inc. since the immediately preceding Settlement Date or, if there has been no Settlement Date, the Closing Date, and the Common Stock (including without limitation the Issuance Shares) shall have been approved for listing or quotation on, subject only to notice of issuance at or prior to the Settlement Date, and shall not have been delisted from the Principal Market.  There shall not have occurred (and be continuing in the case of occurrences under clause (i) and (ii) below) any of the following: (i) trading generally on the New York Stock Exchange has been suspended or materially limited, or minimum and maximum prices for trading have been fixed, or maximum ranges for prices have been required, by such exchange or by order of the Commission, the National Association of Securities Dealers, Inc. or any other governmental authority or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States; (ii) a banking moratorium in New York declared by either federal or New York authorities; or (iii) any material adverse change in the financial markets in the United States, any new outbreak of hostilities or any material escalation of existing hostilities, any acts of terrorism involving the United States or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, if the effect of any such event specified in this clause (iii) in the reasonable judgment of BNYCMI makes it impractical to proceed with the purchase of Common Shares from the Company.

(g)                                 Comfort Letter.  If, since the date of the immediately preceding Settlement Date (or, if there has been none, since the Closing Date), the Registration Statement or Prospectus has been amended or supplemented (other than by an Issuance Supplement), including by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K (but only Current Reports on Form 8-K that contain consolidated financial statements of the Company filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus, in any case to set forth financial information included in or derived from the Company’s consolidated financial statements or accounting records), the Company shall have furnished or caused to be furnished to BNYCMI a letter from PricewaterhouseCoopers LLP, dated the date of delivery, in form and substance satisfactory to BNYCMI, of the same tenor as the letter referred to in Section 2.02(iv) hereof but modified to relate to the Registration Statement and the Prospectus as amended or supplemented to the date of such letter, with such changes as may be necessary to reflect changes in the financial statements and other information derived from the accounting records of the Company, to the extent such financial statements and other information are available as of a date not more than five business days prior to the date of such letter; provided, however, that, with respect to any financial information or other matter, such letter may reconfirm as true and correct at such date as though made at and as of such date, rather than repeat, statements with respect to such financial information or other matters made in the letter referred to in Section 2.02(iv) hereof or under this paragraph (g) that was last furnished to BNYCMI; provided, further, that the Company shall not be required to furnish such a letter with respect to the financial statements of any business acquired that are included in a Current Report on Form 8-K.

(h)                                 No Defaults.  Immediately after consummation of the proposed sale of the Issuance Shares to BNYCMI, none of the Company nor any of the Material Subsidiaries shall be in default of (whether upon the passage of time, the giving of notice or both) its organizational and other governing documents, or any provision of any security issued by the Company or any of its Material Subsidiaries, or of any agreement, instrument or other undertaking to which the Company or any of its Material Subsidiaries is a party or by which it or any of its property or assets is bound, or the applicable provisions of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company, any of its Material Subsidiaries or any of their property or assets is bound, in each case which default, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(i)                                     Trading Cushion.  The Selling Period for any previous Issuance Notice shall have expired.

(j)                                     Maximum Issuance Amount.  In no event may the Company issue an Issuance Notice to sell an Issuance Amount to the extent that (I) the sum of (x) the Sales Price of the requested Issuance Amount, plus (y) the aggregate Sales Price of all Common Shares issued under all previous Issuances effected pursuant to this Agreement, would exceed the Maximum Program Amount or (II) the requested Issuance Amount exceeds $10,000,000.

(k)                                  Prospectus Supplement.  A Prospectus Supplement, in form and substance to be agreed upon by the parties, setting forth information regarding this Agreement including, without limitation, the Maximum Program Amount, shall have been filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act within the time period required thereby and sufficient copies thereof delivered to BNYCMI on or prior to the Issuance Date; and the Company shall have delivered to the Principal Market such number of copies of the Prospectus (including the Prospectus Supplement) as are required thereby and as are necessary to obtain the benefits of Rule 153 under the Securities Act.

(l)                                     Counsel Letter.  If, since the date of the immediately preceding Settlement Date (or, if there has been none, since the Closing Date), the Registration Statement or Prospectus has been amended or supplemented (other than by an Issuance Supplement or, unless reasonably requested by BNYCMI, a Current Report on Form 8-K), including by means of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus, the Company shall have furnished or caused to be furnished to BNYCMI a written opinion of Hogan & Hartson L.L.P., counsel for the Company, or other counsel reasonably satisfactory to BNYCMI, dated the date of delivery of such opinion, of the same tenor as the opinion of such counsel referred to in Section 2.02(iii) hereof but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date, and provided that in no event shall the opinion specified in paragraph (p) of Exhibit B hereof be required to be delivered if such opinion has been furnished to BNYCMI pursuant to Section 2.02(iv) or this Section 5.01(l) within 90 days prior to the date of the applicable Issuance Notice.

(m)                               Officer’s Certificates.  If, since the date of the immediately preceding Settlement Date (or, if there has been none, since the Closing Date), the Registration Statement or Prospectus has been amended or supplemented (other than by an Issuance Supplement or, unless reasonably requested by BNYCMI, a Current Report on Form 8-K), including by means of an Annual Report on Form 10-K or  a Quarterly Report on Form 10-Q filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus, the Company shall have furnished or caused to be furnished to BNYCMI a certificate, dated the date of delivery of such certificate, in such form and executed by such officers of the Company as is reasonably satisfactory to BNYCMI, to the effect that the statements contained in the certificate referred to in Section 2.02(ii) hereof that was last furnished to BNYCMI are true and correct in all material respects at such date as though made at and as of such date (except that such statements shall be deemed to relate to the Prospectus as amended and supplemented to such date) or, in lieu of such certificate, certificates of the same tenor as the certificates referred to in said Section 2.02(ii) but modified to relate to the Prospectus as amended and supplemented to such date.

Section 5.02                                Documents Required to be Delivered on each Issuance Date.  BNYCMI’s obligation to purchase Common Shares pursuant to an Issuance hereunder shall additionally be conditioned upon the delivery to BNYCMI on or before the Issuance Date of a certificate in form and substance reasonably satisfactory to BNYCMI, executed by an executive officer of the

Company, to the effect that all conditions to the delivery of such Issuance Notice shall have been satisfied as at the date of such certificate (which certificate shall not be required if the foregoing representations shall be set forth in the Issuance Notice).

Section 5.03                                Suspension of Sales.  The Company or BNYCMI may, upon notice to the other party in writing or by telephone (confirmed immediately by verifiable facsimile transmission), suspend any sale of Issuance Shares, and the Selling Period shall immediately terminate; provided, however, that such suspension and termination shall not affect or impair either party’s obligations with respect to any Issuance Shares sold hereunder prior to the receipt of such notice.  The Company agrees that no such notice shall be effective against BNYCMI unless it is made to one of the individuals named on Schedule 1 hereto, as such Schedule may be amended from time to time.  BNYCMI agrees that no such notice shall be effective against the Company unless it is made to one of the individuals named on Schedule 1 annexed hereto, as such Schedule may be amended from time to time.

ARTICLE VI

INDEMNIFICATION AND CONTRIBUTION

Section 6.01                                Indemnification by the Company.  The Company agrees to indemnify and hold harmless BNYCMI, its officers, directors, employees and agents, and each Person or entity, if any, who controls BNYCMI within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the officers, directors, employees and agents of such controlling Person or entity (collectively, the “Controlling Persons”), from and against any loss, claim, damage, liability, reasonable attorneys’ fees, costs or expenses and costs and expenses of investigating and defending any such claim (collectively, “Damages”), as incurred, and any action or proceeding in respect thereof to which BNYCMI, its officers, directors, employees and agents, and any such Controlling Person may become subject under the Securities Act or otherwise, insofar as such Damages (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or any preliminary prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus or any preliminary prospectus, in light of the circumstances in which they were made) not misleading, except insofar as the same are made in reliance upon and in conformity with information furnished in writing to the Company by BNYCMI expressly for use therein, and shall reimburse BNYCMI, its officers, directors, employees and agents, and each such Controlling Person for any reasonable legal and other expenses incurred by BNYCMI, its officers, directors, employees and agents, or any such Controlling Person in investigating or defending or preparing to defend against any such Damages or actions or proceedings as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such Damages arise out of or are based upon an untrue statement or omission or alleged untrue statement or omission contained in the Registration Statement, the Prospectus or any preliminary prospectus if (i) such untrue statement or omission or alleged untrue statement or omission is corrected in an amendment or supplement to such prospectus and (ii) having previously been furnished by or on behalf of the Company with copies of such prospectus as so amended or supplemented, BNYCMI thereafter fails to deliver such prospectus as so amended or supplemented prior to the transaction giving rise to the claim from which such Damages arise.

Section 6.02                                Indemnification by BNYCMI.  BNYCMI agrees to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person or entity, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with the officers, directors, employees and agents of such controlling Person from and against any Damages, and any action or proceeding in respect thereof to which the Company, its officers, directors, employees or agents, any such controlling Person and any officer, director, employee or agent of such controlling Person may become subject under the Securities Act or otherwise, insofar as Damages (or action or proceeding in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus or any preliminary prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein (in the case of the Prospectus or any preliminary prospectus, in light of the circumstances in which they were made) not misleading in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made therein in reliance upon and in conformity with written information furnished to the Company by BNYCMI expressly for use therein.

Section 6.03                                Conduct of Indemnification Proceedings.  As promptly and reasonably practicable after receipt by any person or entity (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 6.01 or 6.02, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action.  In the event an Indemnified Party shall fail to give such notice as provided in this Section 6.03 and the Indemnifying Party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, the indemnification provided for in Sections 6.01 or 6.02 shall be reduced to the extent of any actual prejudice resulting from such failure to so notify the Indemnifying Party; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party otherwise than under Section 6.01 or 6.02.  If any such claim or action shall be brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with Hogan & Hartson L.L.P. or other counsel reasonably satisfactory to the Indemnified Party.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) such Indemnified Party concludes that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest with the Company, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) separate from their own counsel at any time for all Indemnified Parties or for fees and expenses that are not reasonable.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnification could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of each such Indemnified Party from all Damages arising out of such claim or proceeding and (ii) does not admit or constitute an admission of fault, guilt, failure to act or culpability on the part of any such Indemnified Party.  Whether or not the defense of any claim or action is assumed by an Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its prior written consent, which consent will not be unreasonably withheld.  If at any time an Indemnified Party has requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel, such Indemnifying Party agrees that it shall be liable for any settlement of the nature contemplated by this Section 6.03 effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such Indemnifying Party of the request, (ii) such Indemnifying Party has received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such Indemnifying Party has not reimbursed such Indemnified Party in accordance with such request prior to the date of such settlement.

Section 6.04                                Contribution.  If for any reason the indemnification provided for in this Article VI is unavailable to the Indemnified Parties in respect of any Damages referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Damages as between the Company, on the one hand, and BNYCMI, on the other hand, in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and BNYCMI on the other hand from the offering of the Common Shares to which such Damages relate.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnifying Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and of BNYCMI in connection with such statements or omissions, as well as any other relevant equitable considerations.  The relative benefits received by the Company, on the one hand, and by BNYCMI, on the other, shall be deemed to be in the same proportion as the total net proceeds from the sale of Common Shares (before deducting expenses) received by the Company and the total commissions and discounts received by BNYCMI in respect thereof.  The relative fault of the Company, on the one hand, and of BNYCMI, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on one hand or by BNYCMI on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The Company and BNYCMI agree that it would not be just and equitable if contribution pursuant to this Section 6.04 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.  The amount paid or payable by an Indemnified Party as a result of the Damages referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 6.04, BNYCMI shall in no event be required to contribute any amount in excess of the commissions received by it under this Agreement.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 6.04 each Controlling Person shall have the same rights to contribution as BNYCMI, and each director or the Company, each officer of the Company who signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company.  The obligations of the Company and BNYCMI under this Article VI shall be in addition to any liability that the Company and BNYCMI may otherwise have.

ARTICLE VII

TERMINATION

Section 7.01                                Term.  Subject to the provisions of Section 7.02, the term of this Agreement shall run until the end of the Commitment Period.

Section 7.02                                Termination by BNYCMI.  BNYCMI may terminate the right of the Company to effect any Issuances under this Agreement upon one (1) Trading Day’s notice if any of the following events shall occur:

(a)                 The Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its property or business; or such a receiver or trustee shall otherwise be appointed;

(b)                Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any of its Material Subsidiaries;

(c)                 The Company shall fail to maintain the listing of the Common Stock on a Principal Market;

(d)                Since the Effective Date, there shall have occurred any event, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(e)                 BNYCMI shall have given ten (10) days’ notice of its election to terminate this Agreement, in its sole discretion, at any time.

Section 7.03                                Termination by the Company.  The Company shall have the right, by giving ten (10) days’ notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time.  After delivery of such notice, the Company shall no longer have any right to deliver any Issuance Notices hereunder.

Section 7.04                                Liability; Provisions that Survive Termination.  If this Agreement is terminated pursuant to this Section 7, such termination shall be without liability of any party to any other party except as provided in Section 9.02 and for the Company’s obligations in respect of all prior Issuance Notices, and provided further that the provisions of Article VI, Article VIII and Article IX shall survive termination of this Agreement

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES TO SURVIVE DELIVERY

All representations and warranties of the Company herein or in certificates delivered pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of BNYCMI, any Controlling Persons or the Company (or any of their respective officers, directors or controlling persons), (ii) delivery and acceptance of the Common Shares and payment therefor or (iii) any termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.01                                Press Releases and Disclosure.  The Company may issue a press release describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date, and may file with the Commission a Current Report on Form 8-K describing the material terms of the transactions contemplated hereby, and the Company shall consult with BNYCMI prior to making such disclosures, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosures that is reasonably satisfactory to all parties.  No party hereto shall issue thereafter any press release or like public statement (which shall not include any disclosure required in reports filed with the Commission pursuant to the Exchange Act) related to this Agreement or any of the transactions contemplated hereby without the prior written approval of the other party hereto, except as may be necessary or appropriate in the opinion of the party seeking to make disclosure to comply with the requirements of applicable law or applicable trading exchange or market rules.  If any such press release or like public statement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is reasonably satisfactory to all parties.

Section 9.02                                Expenses.  The Company covenants and agrees with BNYCMI that the Company shall pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the preparation, printing and filing of the Registration Statement, the Prospectus and any Issuance Supplements and all other amendments and supplements thereto and the mailing and delivering of copies thereof to BNYCMI; (ii) BNYCMI’s reasonable documented out-of-pocket expenses, up to a maximum of $50,000, including the reasonable fees, disbursements and expenses of counsel for BNYCMI

(including in connection with the qualification of the Common Shares for offering and sale under state securities laws as provided in Section 4.02 hereof and in connection with preparing any blue sky survey) ; (iii) the cost (other than those expenses described in clause (ii) above) of printing, preparing or reproducing this Agreement and any other documents in connection with the offering, purchase, sale and delivery of the Common Shares; (iv) all filing fees and expenses (other than those expenses described in clause (ii) above) in connection with the qualification of the Common Shares for offering and sale under state securities laws as provided in Section 4.02 hereof; (v) the cost of preparing the Common Shares; (vi) the fees and expenses of any transfer agent of the Company; (vii) the cost of providing any CUSIP or other identification numbers for the Common Shares; (viii) the fees and expenses incurred in connection with the listing or qualification of the Common Shares on the New York Stock Exchange or other Principal Market; (ix)  any filing fees incident to any required review by the National Association of Securities Dealers, Inc. of the terms of the sale of the Common Shares, in each case in connection with the Agreement and the Registration Statement; and (x) all other costs and expenses incident to the performance of the Company’s obligations hereunder that are not otherwise specifically provided for in this Section.  The Company will not bear any costs or expenses of BNYCMI with respect to BNYCMI’s obligation to deliver shares of Common Stock to any Person, including any costs or expenses in connection with borrowing shares of Common Stock.

Section 9.03                                Notices.  All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the mail, registered or certified, return receipt requested, postage prepaid or delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice: (i) if to the Company to: 1120 Avenue of the Americas, New York, NY 10036, Attention: John Roche (212) 869-3000 with a copy to Steven F. Siegel; and (ii) if to BNYCMI, BNY Capital Markets, Inc., 32 Old Slip (15th Floor), New York, NY 10286, Attention: Raymond Lang, Managing Director; Facsimile No.: 212-804-5052, with copies (which shall not constitute notice) to: Pillsbury Winthrop LLP, One Battery Park Plaza, New York, New York, 10004, Attention: Ronald A.  Fleming, Jr.; Facsimile No.: 212-858-1500.  Except as set forth in Section 5.03, notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or confirmed facsimile.  Notice otherwise sent as provided herein shall be deemed given on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable air courier service for next day delivery.

Section 9.04                                Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

Section 9.05                                Amendment and Waiver.  This Agreement may not be amended, modified, supplemented, restated or waived except by a writing executed by the party against which such amendment, modification, supplement, restatement or waiver is sought to be enforced.  Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred.  Any waiver may be conditional.  No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained.  No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

Section 9.06                                No Assignment; No Third Party Beneficiaries.  This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company or BNYCMI.  Any purported assignment or delegation of rights, duties or obligations hereunder shall be void and of no effect.  This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and to the extent provided in Article VI, the Controlling Persons, officers, directors, employees and agents referred to in Article VI.  This Agreement is not intended to confer any rights or benefits on any Persons other than as set forth in Article VI or elsewhere in this Agreement.

Section 9.07                                Severability.  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.  Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 9.08                                Further Assurances.  Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement.

Section 9.09                                Titles and Headings.  Titles, captions and headings of the sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

Section 9.10                                Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF.  Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court, and the Company agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) and each party waives (to the full extent permitted by law) any objection it may have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 9.11                                Waiver of Jury Trial.  The Company and BNYCMI each hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or any transaction contemplated hereby.

Section 9.12                                Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.  Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

Section 9.13                                Adjustments for Stock Splits, etc.  The parties acknowledge and agree that share related numbers contained in this Agreement shall be equitably adjusted to reflect stock splits, stock dividends, reverse stock splits, combinations and similar events.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

NEW PLAN EXCEL REALTY TRUST, INC.

By:	/s/ Steven F. Siegel
	Name:	Steven F. Siegel
	Title:	Executive Vice President

BNY CAPITAL MARKETS, INC.

By:	/s/ Wesley Pritchett
	Name:	Wesley Pritchett
	Title:	Managing Director

EXHIBIT A

xxxxxxxxxxxxxxxxxxxxxxx

ISSUANCE NOTICE

[Date]

BNY Capital Markets, Inc.
32 Old Slip, (15th Floor)
New York, NY  10286

Attn:  Raymond Lang

Reference is made to the Standby Equity Distribution Agreement between New Plan Excel Realty Trust, Inc. (the “Company”) and BNY Capital Markets, Inc. dated as of July 21, 2003.  The Company confirms that all conditions to the delivery of this Issuance Notice are satisfied as of the date hereof.

Effective Date of Delivery of Issuance Notice (determined pursuant to Section 2.03(b)):

Number of Days in Selling Period:

First Date of Selling Period:

Last Date of Selling Period:

Settlement Date:

Issuance Amount:  $

Floor Price Limitation (Adjustable by Company during the Selling Period): $            per share

Comments:

New Plan Excel Realty Trust, Inc.

By:
Name:
Title:

SCHEDULE 1

BNYCMI

Raymond Lang

Wes Pritchett

The Company

John Roche

Steven F. Siegel